UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 001-15931

                             CUSIP Number: 829357102

(Check One): [X] Form 10-K   [_] Form 20-F   [_] Form 11-K    [X] Form 10-Q
             [_] Form N-SAR  [_] Form N-CSR

             For Period Ended: June 30, 2010

             [_] Transition Report on Form 10-K
             [_] Transition Report on Form 20-F
             [_] Transition Report on Form 11-K
             [_] Transition Report on Form 10-Q
             [_] Transition Report on Form N-SAR

             For the Transition Period Ended: ________________________

  Read attached instruction sheet before preparing form. Please print or type.
             Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

SinoCoking Coal & Coke Chemical Industries, Inc.
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Full name of registrant:

Ableauctions.com, Inc.
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Former name if applicable:

Kuanggong Road and Tiyu Road 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District
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Address of principal executive office (Street and number):

Pingdingshan, Henan Province, China 467000
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City, state and zip code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

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        |   (a)   The reasons described in reasonable detail in Part III of this
        |        form could not be eliminated without unreasonable effort or
        |         expense;
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        |   (b)   The subject annual report, semi-annual report, transition
        |         report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
        |         thereof, will be filed on or before the fifteenth calendar day
  [X]   |         following the prescribed due date; or the subject quarterly
        |         report or transition report on Form 10-Q, or subject
        |         distribution report on Form 10-D, or portion thereof, will be
        |         filed on or before the fifth calendar day following the
        |         prescribed due date; and
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        |   (c)   The accountant's statement or other exhibit required by Rule
        |         12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company has experienced a delay in completing the information necessary for inclusion in its Annual Report on Form 10-K for the period ended June 30, 2010. The Company expects to file its Form 10-K Annual Report within the allotted extension period.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Vivian Zhu, Esq.         (310)         208-1182
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           (Name)           (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                SinoCoking Coal & Coke Chemical Industries, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2010                         By: /s/ Zan Wu
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                                                     Zan Wu
                                                     Chief Financial Officer